Exhibit 107
Calculation of Filing Fee Tables
FORM TO-I/A
(Form Type)
Carlyle Credit Solutions, Inc.
(Name of Issuer)
Carlyle Credit Solutions, Inc.
(Name of Person(s) Filing Statement)
Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$41,871,711.84 (1)	0.0000927	$3,881.51 (2)
Fees Previously Paid	$0.00		$3,881.51 (2)
Total Transaction Valuation	$41,871,711.84 (1)
Total Fees Due for Filing			$3,881.51 (2)
Total Fees Previously Paid			$3,881.51 (2)
Total Fee Offsets			N/A
Net Fee Due			$0.00
(1) Calculated as the aggregate maximum purchase price for shares of common stock, par value $0.01 per share, of Carlyle Credit Solutions, Inc. (“Shares”), based upon the net asset value per Share as of September 16, 2022, of $19.86. This amount is based upon the offer to purchase up to 2,108,344 Shares. The fee of $3,881.51 was paid in connection with the filing of the Schedule TO-I by Carlyle Credit Solutions, Inc. (File No. 005-90234) on September 29, 2022.

(2) Calculated at $92.70 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for Fiscal Year 2022.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	Carlyle Credit Solutions, Inc.	SC TO-I	005-90234	September 29, 2022		$3,881.51
Fee Offset Sources					September 29, 2022		$3,881.51